Exhibit 99.1

NEWS RELEASE

Contacts:
Anika Therapeutics, Inc.	PondelWilkinson Klein
Charles Sherwood, Ph.D., CEO	Susan Klein (508) 358-4315
(781) 932-6616	Rob Whetstone (310) 279-5963

ANIKA THERAPEUTICS SIGNS MULTI-YEAR SUPPLIER AGREEMENT

WITH BAUSCH & LOMB

OrthoVisc US marketing agreement milestone payment received

WOBURN, Mass. – December 20, 2004 – Anika Therapeutics, Inc. (NASDAQ:ANIK) today announced it has signed a multi-year supply agreement with the global eye health company Bausch & Lomb Incorporated (NYSE:BOL), for viscoelastic products used in ophthalmic surgery.

Viscoelastic products, composed of hyaluronic acid, protect delicate eye tissue and maintain eye structure during cataract and certain refractive surgeries.

“We are pleased to announce this multi-year agreement that extends our relationship as a major viscoelastic supplier to Bausch & Lomb, a worldwide leader in eye health products,” said Charles H. Sherwood, Ph.D., Anika’s president and chief executive officer.

“We look forward to continuing our relationship with Anika Therapeutics, which has been a supplier of viscoelastic products to Bausch & Lomb and its predecessors for more than two decades,” said Thomas J. Chambers, Bausch & Lomb director of Global Product Strategy for cataract products.

In other company business, Anika separately announced that it has received a $5 million contractual milestone payment under a previously disclosed U.S. licensing and distribution agreement with Ortho Biotech Products, L.P. for OrthoVisc®, a treatment for osteoarthritis of the knee.  The payment is tied to the incorporation of planned upgrades into Anika’s manufacturing operations.  Commencing in the fourth quarter of 2004, this cash payment will be recognized as revenue ratably over the initial 10-year term of that agreement.

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About Anika Therapeutics, Inc.

Headquartered in Woburn, Mass., Anika Therapeutics, Inc. (www.anikatherapeutics.com) develops, manufactures and commercializes therapeutic products and devices intended to promote the repair, protection and healing of bone, cartilage and soft tissue.  These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body.  Anika products include OrthoVisc®, a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by Ortho Biotech Products, L.P., and Hyvisc®, a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc.  It also produces CoEase™, which is marketed by Advanced Medical Optics, Inc., STAARVISC™-II distributed by STAAR Surgical Company and Shellgel™ for Cytosol Ophthalmics, Inc.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as “expectations,” “remains,” “focus,” “expected,” “prospective,” “expanding,” “building,” “continue,” “progress,” “efforts,” “hope,” “believe,” “objectives,” “opportunities,” “will,” “seek” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters. These statements also include statements regarding: (i) the Company’s efforts and expectations in entering into long-term arrangements to market and distribute ophthalmic products, (ii) the level of the Company’s revenue or sales in particular geographic areas and/or for particular products, (iii) the market share of any of the Company’s products, (iv) the Company’s intention to strengthen, expand and grow its ophthalmic franchise and the growth of the Company’s ophthalmic business, and (v) the Company’s corporate objectives and research and development and collaboration opportunities. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties and other factors. The Company’s actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the Company’s ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application and/or FDA approval, and/or receive FDA or other regulatory approvals of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (ii) the Company’s research and product development efforts and their relative success, including whether the Company has any meaningful sales of any new products resulting from such efforts; or (iii) future determinations by the Company to allocate resources to products and in directions not presently contemplated. Any delay in receiving any regulatory approvals may adversely affect the Company’s competitive position. Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved. There is also a risk that (i) the Company’s existing distributors or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the Company’s efforts to enter into long-term marketing and distribution arrangements will not be successful, (iii) new supply arrangements, including the agreement with Bausch & Lomb pertaining to viscoelastic products, will not result in meaningful sales of the Company’s products, (v) competitive products will adversely impact the Company’s product sales, (vi) the estimated size(s) of the markets to which the Company has targeted its products will fail to be achieved, or (vii) increased sales of the Company’s products, including its ophthalmic products, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the Company’s business and operations. Certain other factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include those set forth under the headings “Business,” “Risk Factors and Certain Factors Affecting Future Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of the Company’s Annual Reports on Form 10-K for the year ended December 31, 2003, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, and Current Reports on Form 8-K, as well as those described in the Company’s other press releases and SEC filings.

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